Exhibit 23.1

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our audit report dated September 2, 2021, with respect to the balance sheets of LSEB Creative Corporation as of March 31, 2021 and 2020, and the related statements of operations, shareholders’ deficiency, and cash flows for the years then ended. Our report dated September 2, 2021 relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt about LSEB Creative Corporation’s ability to continue as a going concern.

Fruci & Associates II, PLLC

November 5, 2021